Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Cesca Therapeutics Inc. on Form S-3 (Nos. 333-215638 and 333-212314) and Form S-8 (Nos. 333-218082, 333-206996, 333-187197, 333-171564, 333-140668, 333-122761, 333-105191, 333-82900, 333-37228, and 333-46911) of our report dated March 28, 2017 except for Note 15, for which the date is July 7, 2017, relating to the consolidated financial statements of SynGen Inc., appearing in this Current Report on Form 8-K/A of Cesca Therapeutics Inc.

/s/ Moss Adams LLP

Sacramento, California

September 22, 2017